UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                           SEC File Number: 000-52933
                            CUSIP Number: 62914U 108

                                 ---------------

(Check One):    |_| Form 10-K    |_| Form 20-F    |_| Form 11-K    |X| Form 10-Q
                |_| Form 10D     |_| Form N-SAR   |_| Form N-CSR

            For Period Ended: September 30, 2008
                              --------------------------------------------------

            |_|   Transition Report on Form 10-K
            |_|   Transition Report on Form 20-F
            |_|   Transition Report on Form 11-K
            |_|   Transition Report on Form 10-Q
            |_|   Transition Report on Form N-SAR

            For the Transition Period Ended: _____________________

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                 ---------------

                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant:

NIVS IntelliMedia Technology Group, Inc.
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Former Name if Applicable:

N/A
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Address of Principal Executive Office (Street and Number):

NIVS Industry Park, Shuikou, Huizhou
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City, State and Zip Code:

Guangdong, China 516006
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

                                     PART II
                             RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |     (a)   The reasons described in reasonable detail in Part III of this
      |           form could not be eliminated without unreasonable effort or
      |           expense;
      |     (b)   The subject annual report, semi-annual report, transition
      |           report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or Form
      |           N-CSR ,or portion thereof, will be filed on or before the
|X|   |           fifteenth calendar day following the prescribed due date; or
      |           the subject quarterly report or transition report on Form
      |           10-Q, or subject distribution report on Form 10-D, or portion
      |           thereof will be filed on or before the fifth calendar day
      |           following the prescribed due date; and
      |     (c)   The accountant's statement or other exhibit required by Rule
      |           12b-25(c) has been attached if applicable.

                                 ---------------

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Registrant, which completed a share exchange and change of control transaction during the three months ended September 30, 2008, could not prepare, review, and complete its Quarterly Report on Form 10-Q without incurring unreasonable effort and expense in connection with accurately preparing and presenting all necessary disclosures. The Registrant will file its Quarterly Report on Form 10-Q as soon as possible, and in any event no later than the fifth calendar day following the prescribed due date for such report.

                                 ---------------

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      Tianfu Li                          86-752-2323616
      --------------------------------------------------------------------------
      (Name)                     (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    NIVS IntelliMedia Technology Group, Inc.
                    ----------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 14, 2008                    By:  /s/ Tianfu Li
       --------------------------                --------------------------
                                                 Tianfu Li
                                                 Chief Executive Officer and
                                                 Chairman of the Board


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

       Intentional misinformation or omissions of fact constitute Federal
                   Criminal Violations (See 18 U.S.C. 1001).